Exhibit 99.1

ADMA Biologics Announces Preliminary Full Year 2024 Revenue and Provides Business Update

FY 2024 Preliminary Unaudited Total Revenue of Approximately $417-425 Million, Exceeding Previous Guidance of $415 Million

YE 2024 Total Cash Grew to More than $100 Million, an Increase of Approximately $45 Million Q-o-Q, Notwithstanding $30 Million of Debt Organically Discharged During 4Q 2024

Newly Executed High Titer Plasma Supply Contracts Expected to Provide Foundation for Durable ASCENIV Revenue Growth Through Late 2030s

PAS Submitted to the FDA for Approval of Innovative Yield Enhancement Production Process; Potential Regulatory Approval Anticipated Mid-2025

FY 2025 and 2026 Total Revenue Guidance Expected to Exceed $485 Million and $600 Million, Respectively

FY 2025 and 2026 Net Income Expected to Exceed $170 Million and $230 Million, Respectively

FY 2025 and 2026 Adjusted EBITDA(1) Expected to Exceed $220 Million and $300 Million, Respectively

ADMA Anticipates Generating Greater Than $1 Billion in Total Annual Revenue Prior to 2030, More Than Doubling the Current 2025 Revenue Forecast

RAMSEY, N.J. and BOCA RATON, FL, January 13, 2025 - ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics, today announced its preliminary unaudited full year 2024 revenue and provided a business update.  Based on unaudited financial information, ADMA preliminarily estimates that its total revenue for the full year ended December 31, 2024 will be between $417-425 million. ADMA’s total cash holdings at year-end 2024 grew to greater than $100 million, representing a net cash surplus relative to the $75 million of total debt currently outstanding with Ares Capital.

“We are proud of our 2024 performance and the meaningful impact our products have had on improving the lives of immunodeficient patients. Building on this momentum, we believe we are well-positioned to deliver continued stockholder value in 2025,” said Adam Grossman, President and Chief Executive Officer of ADMA. “Compelling real-world patient outcomes for ASCENIV have driven record forward-looking demand metrics through year-end 2024, underpinning both revenue and margin growth into the new year. We are pleased to announce that we have now executed multiple, long-term third-party plasma supply contracts, contributing to a continuous and growing supply of high-titer plasma expected to meet ASCENIV’s growth targets through the late 2030s. These supply agreements should position us to potentially achieve $1 billion in total annual revenue before 2030, with significant growth potential in the 2030s. We deeply appreciate the commitment of our plasma supply partners to ADMA and the immunodeficient patients we serve.”

(1) Adjusted EBITDA is a non-GAAP financial measure. The estimated Adjusted EBITDA amounts included herein are preliminary and reconciliations cannot be produced at this time without unreasonable effort. The Company expects to provide a reconciliation of Adjusted EBITDA to the most comparable GAAP measure in its earnings release relating to the fourth quarter and full year 2024 financial results.

Mr. Grossman continued, “Our innovative yield enhancement production process is advancing, with a Prior Approval Supplement (PAS) recently filed with the FDA. Pending an anticipated mid-year approval, this enhancement is expected to increase Immunoglobulin (IG) yields by approximately 20% from the same starting plasma volume, driving substantial revenue and earnings increases beginning later this year and accelerating during 2026.”

Mr. Grossman concluded, “We’ve built a commercial biopharma organization capable of executing our strategy and delivering robust growth. Prior to 2030, we anticipate doubling forecasted 2025 total revenue with even greater earnings expansion during the same period. We remain dedicated to advancing what we believe will be a leading growth story in the healthcare sector for years to come, while continuing to make a meaningful difference in the lives of immunodeficient patients.”

Financial Guidance:

•	FY 2025 and 2026 total revenue expected to exceed $485 million and $600 million, respectively

•	FY 2025 and 2026 net income expected to exceed $170 million and $230 million, respectively

•	FY 2025 and 2026 Adjusted EBITDA expected to exceed $220 million and $300 million, respectively

•	Greater than $1 billion of total annual revenue expected to be achieved prior to 2030, with anticipated outsized earnings growth from current margin levels

Recent Business Updates & 2025 Objectives:

•
Favorably evolving product mix. With record highs across all ASCENIV leading demand metrics through year-end 2024, the Company expects ASCENIV’s total revenue share to expand in 2025 and beyond. As ASCENIV’s benefit in real-world patient outcomes continues and long-term high-titer plasma supply contracts ramp up, the Company anticipates accelerating ASCENIV’s penetration and significantly expanding its peak revenue potential beyond current levels.

•
Regulatory filings submitted for potential approval of innovative yield enhancement production process.  ADMA successfully submitted a PAS for potential approval of its innovative yield enhancement production process. Following FDA review of the submission, the Company anticipates a mid-2025 approval, with potential revenue and earnings accretion expected in the second half of the year. This innovative process has demonstrated an ability to increase production yields by approximately 20% from the same starting plasma volume, potentially driving significant increases to financial targets, if approved.

•
Solidified high titer plasma supply on a long-term basis. ADMA has recently executed third-party, high titer plasma supply contracts, which are expected to significantly increase access to raw material plasma used to produce ASCENIV. These long-term agreements should allow the Company to source high titer plasma from approximately 250 collection centers, a 5-fold increase in total collection capacity. Combined with ADMA’s growing internal plasma collections, the Company should be well-positioned to meet its revenue targets and potentially achieve $1 billion in total annual revenue prior to 2030, with continued potential growth opportunities thereafter.

•
Strengthened balance sheet and optimizing cost of capital.  ADMA generated approximately $45 million in operating cash flow in the fourth quarter of 2024, increasing year-end cash on hand to over $100 million. With this robust cash flow and $60 million in debt organically discharged over the past two quarters, ADMA now holds a net cash surplus relative to the $75 million of total outstanding debt with Ares Capital. The Company anticipates further balance sheet improvements in 2025, driven by projected Adjusted EBITDA growth, sustained cash generation, and continued optimization of its capital structure.

•
Leveraging robust IP estate and innovative R&D engine. ADMA anticipates generating initial animal data for its lead R&D pipeline program, SG-001, targeting S. pneumonia.  If approved, SG-001 represents upside to the currently provided financial guidance, and ADMA believes the product has the potential to generate $300-500 million in high margin annual revenue.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA holds numerous U.S. and foreign patents related to and encompassing various aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “confident,” “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “should,” “could,” “would,” “may,” “potential” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements about the Company’s full-year 2024 total revenue; revenue, net income, Adjusted EBITDA and margins guidance in future periods and related timing in connection therewith; our balance sheet; the benefits of newly executed high titer plasma supply agreements and impact on ASCENIV growth and financial performance; the status of the yield enhancement production process submission and the anticipated impact of potential FDA approval on production yields and financial targets and related timing; ASCENIV revenue share and growth; ability to deliver stockholder value; ability to make timely filings with the U.S. Securities and Exchange Commission (SEC); and statements regarding SG-001 and revenue potential. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

INVESTOR RELATIONS CONTACT:
Argot Partners | 212-600-1902 | ADMA@argotpartners.com